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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of NRT Incorporated on Form S-1 of our report dated July 9, 1998, relating to the consolidated balance sheet of NRT Incorporated and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the four months then ended; the consolidated balance sheet of National Realty Trust and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, Trust equity, and cash flows for the period from June 1, 1996 to December 31, 1996, and the period from January 1, 1997 to August 31, 1997; and the consolidated statements of operations, stockholders' equity (deficit), and cash flows of Coldwell Banker Residential Brokerage Corporation for the year ended December 31, 1995, and the period from January 1, 1996 to May 31, 1996, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Costa Mesa, California
February 9, 1999